Alliance HealthCare Services	News Release
Page 1 of 12	May 9, 2017

Exhibit 99.1

NEWS RELEASE
CONTACT
Rhonda Longmore-Grund
Executive Vice President Chief Financial Officer
949.242.5300

ALLIANCE HEALTHCARE SERVICES REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2017

NEWPORT BEACH, CA — May 9, 2017 — Alliance HealthCare Services, Inc. (NASDAQ: AIQ) (the “Company,” “Alliance,” “we” or “our”), a leading national provider of outsourced radiology, oncology and interventional services, announced today the results for the first quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	The Company reported revenue totaling $129.9 million for the first quarter, a $6.2 million or 5.0% increase over the first quarter of last year.
•	The Company generated $32.8 million of Adjusted EBITDA (as defined below) for the quarter, a $2.4 million or 7.9% increase from the first quarter of last year.
•	The Company continued to generate strong cash flow with $19.9 million in quarterly operating cash flow.
•

Adjusted Net Income Per Share (as defined below) was $0.17, representing an increase of $0.13 per diluted share from the first quarter of last year. GAAP net income per share increased by $0.05 per diluted share from the first quarter of last year.

•	Alliance Radiology revenue increased by 2.2% to $87.8 million.
•	Alliance Oncology revenue increased 15.2% to $30.0 million for the quarter.
•	The Company closed with a total leverage ratio, calculated pursuant to its Credit Agreement, of 4.00 to 1.00 as of March 31, 2017.

First Quarter 2017 Financial Results

“Consistent with our expectations for 2017 that we outlined with our guidance for the year, our team delivered solid growth in both revenue and Adjusted EBITDA. Most importantly, Adjusted EBITDA increased by 7.9%, and Adjusted Net Income increased approximately threefold, when compared to the first quarter of 2016. From a balance sheet perspective, we continue to make progress in reducing our long-term debt, which is down $7.7 million compared to December 31, 2016,” stated Tom Tomlinson, Chief Executive Officer and President of Alliance Healthcare Services. “While overall results were solid, we experienced same-store volume challenges in our Oncology business and in the MRI segment of our Radiology business. Fortunately, we have seen strengthening as we moved through the quarter and that improved pace has continued into April. We remain confident that we will deliver results for 2017 that are consistent with the guidance we have provided to investors,” continued Mr. Tomlinson.

Revenue for the first quarter of 2017 increased to $129.9 million, compared to $123.7 million in the first quarter of 2016. This increase was primarily due to increases in Radiology and Oncology revenue of $2.2 million and $4.0 million, respectively.

Adjusted EBITDA for the first quarter of 2017 increased to $32.8 million, compared to $30.4 million in the first quarter of 2016. The increase was primarily due to increases in earnings from Radiology and Oncology, partially offset by Corporate investments as well as a slight decline in the Interventional segment. Adjusted EBITDA growth in both Radiology and Oncology was driven by year-over-year same-store volume growth in PET/CT as well as the addition of new partnerships such as the Northern Alabama Cancer Care Network. The decline in the Interventional business was driven by challenges in physician capacity as well as additional platform investments made to strengthen management and development capabilities. Corporate / Other Adjusted EBITDA decreased due to additional investments in international expansion as well as organization, systems and infrastructure to support expanded workforce, entities and partnerships.

Alliance HealthCare Services	News Release
Page 2 of 12	May 9, 2017

Net loss for the first quarter totaled $0.6 million, compared to net loss of $1.2 million in the first quarter of 2016. The $0.6 million increase in income is largely due to $2.4 million of Adjusted EBITDA generated by our segments, a $1.5 million decrease in share-based compensation expense related to a change in control in connection with Tahoe Investment Group Co., Ltd.’s (“Tahoe’s”) majority ownership purchase of common stock from the Company’s former shareholders on March 29, 2016 (“Tahoe Transaction”), partially offset by an increase of $1.8 million in depreciation and amortization due to our capital investments, a $1.2 million increase in interest expense, net and a $0.9 million decrease in income tax benefit.

GAAP net loss per share on a diluted basis for the first quarter of 2017 was $0.06 per share, compared to GAAP net loss per share of $0.11 in the first quarter of 2016. Excluding the impact of the expenses related to the Tahoe Transaction, GAAP net income per share on a diluted basis would have been $0.09 for the first quarter of 2017, compared to net loss per share of $0.06 in the first quarter of 2016. Adjusted Net Income Per Share was $0.17 and $0.04 for the first quarters of 2017 and 2016, respectively. GAAP net income per share on a diluted basis was impacted by net charges of $0.23 and $0.15 in the first quarters of 2017 and 2016, respectively, which were comprised of: severance and related costs; restructuring charges; transaction costs; shareholder transaction costs; deferred financing costs in connection with shareholder transaction; legal matters expense, net; changes in fair value of contingent consideration related to acquisitions; other non-cash (benefits) charges, net; and differences in the GAAP income tax rate from our historical income tax rate of 42.5%.

Cash flows provided by operating activities totaled $19.9 million for the first quarter 2017, compared to $22.7 million in the first quarter of 2016. Total capital expenditures, including cash paid for equipment purchases and deposits on equipment, totaled $7.3 million for the first quarter 2017 compared to $22.2 million in the first quarter of 2016. Growth capital expenditures totaled $3.9 million and maintenance capital expenditures totaled $3.4 million.

Alliance’s gross debt, defined as total long-term debt (including current maturities but excluding the impact of deferred financing costs), decreased $7.7 million to $565.5 million at March 31, 2017 from $573.2 million at December 31, 2016. Cash and cash equivalents were $21.5 million at March 31, 2017 and $22.2 million at December 31, 2016.

Alliance’s total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 4.00x for the twelve month period ended March 31, 2017, compared to 4.03x for the year ended December 31, 2016 and 4.22x for the quarter ended March 31, 2016.

Full Year 2017 Guidance

Alliance’s full year 2017 guidance ranges are as follows:

(in millions)	Ranges
Revenue	$529 - $540
Adjusted EBITDA	$135 - $140
Capital expenditures	$54 - $70
Maintenance	$30 - $35
Growth	$24 - $35

Decrease in long-term debt, net of the change in

   cash and cash equivalents (before investments in

   acquisitions), before growth capital expenditures

   or “free cash flow before growth capital expenditures”

$50 - $55
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions), after growth capital expenditures or “free cash flow after growth capital expenditures”	$19 - $26

First Quarter 2017 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing first quarter 2017. The conference call is scheduled for Tuesday, May 9, 2017 at 5 p.m. Eastern Time. Additionally, a live webcast of the call will be available on the Company’s website at www.alliancehealthcareservices-us.com. Click on “About Us,” then, “Investor Relations.” You will find the Audio Presentation in the “News & Events” section. A replay of the webcast will be available on the Company’s website until June 7, 2017.

Alliance HealthCare Services	News Release
Page 3 of 12	May 9, 2017

The conference call can be accessed at 877.638.4550 (International callers can dial 443.961.0596). Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until July 7, 2017. The telephone replay can be accessed by calling 855.859.2056. The conference call identification number is 10068565.

Definition of Non-GAAP Measures

Total Adjusted EBITDA and Adjusted Net Income Per Share are not measures of financial performance under generally accepted accounting principles in the United States (“GAAP”).

For a more detailed discussion of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure, see the section entitled “Non-GAAP Measures” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services (NASDAQ: AIQ) is a leading national provider of outsourced medical services including radiology, oncology and interventional. We partner with healthcare providers and hospitals to provide a full continuum of services from mobile to fixed-site to comprehensive service line management and joint venture partnerships. We also operate freestanding clinics and Ambulatory Surgical Centers (“ASCs”) that are not owned by hospitals or providers.

As of March 31, 2017, Alliance operated 617 diagnostic radiology, radiation therapy, and interventional radiology systems, including 103 fixed-site radiology centers across the country, and 35 radiation therapy centers and SRS facilities. With a strategy of partnering with hospitals, health systems and physician practices, Alliance provides quality clinical services for over 1,100 hospitals and other healthcare partners in 46 states, where approximately 2,450 Alliance Team Members are committed to providing exceptional patient care and exceeding customer expectations. For more information, visit www.alliancehealthcareservices-us.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s long-term growth strategy and efforts to diversify its business model, the Company’s plans to expand its Interventional Division, both organically and through one or more acquisitions, the Company’s expectations regarding growth across the Company’s divisions, the expansion of its service footprint and revenue growth, maximizing shareholder value, and the Company’s Full Year 2017 Guidance, including its forecasts of revenue, Adjusted EBITDA, capital expenditures, and decrease in long-term debt. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the Company’s ability to comply with reporting obligations and other covenants under the Company’s debt instruments, the failure of which could cause the debt to become due; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition and overcapacity in the Company’s industry; changes in the methods of third party reimbursements for medical imaging, oncology and interventional services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for radiology, oncology, interventional and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit and equity markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, costs, delays and impediments to completing the acquisitions, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

Alliance HealthCare Services	News Release
Page 4 of 12	May 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except per share amounts)

	Quarter Ended March 31,
	2017	2016
Revenues	$129,936	$123,725
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	75,049	70,914
Selling, general and administrative expenses	23,535	25,265
Transaction costs	162	417
Shareholder transaction costs	869	1,009
Severance and related costs	634	1,716
Depreciation expense	14,073	13,048
Amortization expense	3,275	2,443
Interest expense, net	8,700	7,495
Other income, net	(483)	(787)
Total costs and expenses	125,814	121,520
Income before income taxes, earnings from unconsolidated investees, and noncontrolling interest	4,122	2,205
Income tax benefit	(3)	(945)
Earnings from unconsolidated investees	(336)	(252)
Net income	4,461	3,402
Less: Net income attributable to noncontrolling interest	(5,075)	(4,592)
Net loss attributable to Alliance HealthCare Services, Inc.	$(614)	$(1,190)

Comprehensive loss, net of taxes:
Net income	4,461	3,402
Unrealized gain (loss) on hedging transactions, net of taxes	13	(38)
Reclassification adjustment for losses included in net loss, net of taxes	19	—
Total comprehensive income, net of taxes	4,493	3,364
Comprehensive income attributable to noncontrolling interest	(5,075)	(4,592)
Comprehensive loss attributable to Alliance HealthCare Services, Inc.	$(582)	$(1,228)

Loss per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.06)	$(0.11)
Diluted	$(0.06)	$(0.11)
Weighted average number of shares of common stock and common stock equivalents:
Basic	10,973	10,779
Diluted	10,973	10,779

Alliance HealthCare Services	News Release
Page 5 of 12	May 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$21,472	$22,241
Accounts receivable, net of allowance for doubtful accounts	74,694	77,496
Prepaid expenses	8,428	9,568
Other current assets	3,917	3,853
Total current assets	108,511	113,158
Plant, property and equipment, net	194,334	204,814
Goodwill	119,130	119,130
Other intangible assets, net	195,699	198,977
Other assets	27,968	23,785
Total assets	$645,642	$659,864
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$27,071	$28,185
Accrued compensation and related expenses	19,026	24,895
Accrued interest payable	3,205	3,308
Current portion of long-term debt	19,519	17,298
Current portion of obligations under capital leases	3,397	3,354
Other accrued liabilities	27,656	29,323
Total current liabilities	99,874	106,363
Long-term debt, net of current portion	508,513	515,407
Obligations under capital leases, net of current portion	11,820	12,686
Deferred income taxes	25,732	25,818
Other liabilities	9,646	9,093
Total liabilities	655,585	669,367

Stockholders’ deficit:
Common stock	110	110
Treasury stock	(3,138)	(3,138)
Additional paid-in capital	61,734	61,353
Accumulated comprehensive income	42	10
Accumulated deficit	(198,514)	(197,900)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(139,766)	(139,565)
Noncontrolling interest	129,823	130,062
Total stockholders’ deficit	(9,943)	(9,503)
Total liabilities and stockholders’ deficit	$645,642	$659,864

Alliance HealthCare Services	News Release
Page 6 of 12	May 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended March 31,
	2017	2016
Operating activities:
Net income	$4,461	$3,402
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	502	270
Share-based payment	381	1,402
Depreciation and amortization	17,348	15,491
Amortization of deferred financing costs	2,455	960
Accretion of discount on long-term debt	131	126
Adjustment of derivatives to fair value	(7)	(114)
Distributions from unconsolidated investees	143	217
Earnings from unconsolidated investees	(336)	(252)
Deferred income taxes	(86)	(1,438)
Gain on sale of assets, net	(482)	(296)
Excess tax benefit from share-based payment arrangements	—	436
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	2,300	1,020
Prepaid expenses	1,147	1,102
Other current assets	(93)	230
Other assets	105	160
Accounts payable	(1,538)	(4,493)
Accrued compensation and related expenses	(5,869)	505
Accrued interest payable	(103)	(11)
Income taxes payable	24	(14)
Other accrued liabilities	(609)	4,003
Net cash provided by operating activities	19,874	22,706
Investing activities:
Equipment purchases	(839)	(17,675)
Increase in deposits on equipment	(6,432)	(4,489)
Acquisitions, net of cash received	(524)	(1,018)
Proceeds from sale of assets	571	830
Net cash used in investing activities	(7,224)	(22,352)

Alliance HealthCare Services	News Release
Page 7 of 12	May 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

(in thousands)

	Year Ended March 31,
	2017	2016
Financing activities:
Principal payments on equipment debt and capital lease obligations	(4,101)	(3,956)
Proceeds from equipment debt	2,539	962
Principal payments on term loan facility	(1,300)	(1,300)
Principal payments on revolving loan facility	(9,000)	(6,000)
Proceeds from revolving loan facility	4,000	15,000
Payments of debt issuance costs and deferred financing costs	(223)	(24,969)
Distributions to noncontrolling interest in subsidiaries	(5,600)	(4,149)
Contributions from noncontrolling interest in subsidiaries	286	—
Excess tax benefit from share-based payment arrangements	—	(436)
Issuance of common stock	—	1
Proceeds from exercise of stock options	—	485
Settlement of contingent consideration related to acquisitions	(20)	—
Proceeds from shareholder transaction	—	28,629
Net cash (used in) provided by financing activities	(13,419)	4,267
Net (decrease) increase in cash and cash equivalents	(769)	4,621
Cash and cash equivalents, beginning of period	22,241	38,070
Cash and cash equivalents, end of period	$21,472	$42,691
Supplemental disclosure of cash flow information:
Interest paid	$6,286	$6,448
Income taxes paid (refunded), net	9	(73)
Supplemental disclosure of non-cash investing and financing activities:
Changes in equipment purchases in accounts payable and accrued equipment	22	3,521
Noncontrolling interest assumed in connection with acquisitions	—	1,716

Alliance HealthCare Services	News Release
Page 8 of 12	May 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

NON-GAAP MEASURES

Total Adjusted EBITDA and Adjusted Net Income Per Share (the “Non-GAAP Measures”) are not measures of financial performance under generally accepted accounting principles in the U.S. (“GAAP”).

Total Adjusted EBITDA, as defined by the Company’s management, is consistent with the definition in the Company’s Credit Agreement and represents net (loss) income before: income tax (benefit) expense; interest expense, net; depreciation expense; amortization expense; share-based payment; severance and related costs; net income attributable to noncontrolling interest; restructuring charges; transaction costs; shareholder transaction costs; impairment charges; legal matters expense (income), net; changes in fair value of contingent consideration related to acquisitions; and other non-cash (benefits) charges, net, which include gain on sale of assets, net. The components used to reconcile net (loss) income to Total Adjusted EBITDA are consistent with our historical presentation of Total Adjusted EBITDA.

Adjusted Net Income Per Share, as defined by the Company’s management, represents net loss before: severance and related costs; restructuring charges; transaction costs; shareholder transaction costs; deferred financing costs in connection with shareholder transaction; legal matters expenses, net; changes in fair value of contingent consideration related to acquisitions; other non-cash (benefits) charges, net; and differences in the GAAP income tax rate compared to our historical income tax rate. The components used to reconcile net loss per share to Adjusted Net Income Per Share are consistent with our historical presentation of Adjusted Net Income Per Share.

Management uses the Non-GAAP Measures, and believes they are useful measures for investors, for a variety of reasons. Management regularly communicates the results of its Non-GAAP Measures and management’s interpretation of such results to its board of directors. Management also compares the Company’s results of its Non-GAAP Measures against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that these measures are indicative of how our radiology, oncology and interventional businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its radiology, oncology and interventional businesses.

In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The Non-GAAP Measures have certain limitations as analytical financial measures, which management compensates for by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in the Non-GAAP Measures. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations and because the Non-GAAP Measures may not be directly comparable to similarly titled measures reported by other companies, however, the Non-GAAP Measures should not be considered as an alternative to the most directly comparable GAAP measure, or as an alternative to any other GAAP measure of operating performance.

Alliance HealthCare Services	News Release
Page 9 of 12	May 9, 2017

The calculation of Adjusted EBITDA is shown below:

	Quarter Ended March 31,		Twelve Months Ended March 31,
(in thousands)	2017	2016	2017
Net loss attributable to Alliance HealthCare Services, Inc.	$(614)	$(1,190)	$1,069
Income tax (benefit) expense	(3)	(945)	3,794
Interest expense, net	8,700	7,495	35,711
Depreciation expense	14,073	13,048	55,997
Amortization expense	3,275	2,443	11,393
Share-based payment (included in “Selling, general and administrative expenses”)	381	1,865	1,692
Severance and related costs	634	1,716	2,828
Net income attributable to noncontrolling interest	5,075	4,592	17,468
Restructuring charges	215	231	1,619
Transaction costs	162	417	1,631
Shareholder transaction costs	869	1,009	4,079
Impairment charges	—	—	632
Legal matters expense (income), net (included in “Selling, general and administrative expenses”)	—	155	(49)
Changes in fair value of contingent consideration related to acquisitions (included in “Other income, net”)	—	(600)	(4,190)
Other non-cash (benefits) charges, net (included in “Other income, net”)	(9)	136	180
Adjusted EBITDA	$32,758	$30,372	$133,854

Adjusted EBITDA by segment is shown below:

	Year Ended March 31,
(in thousands)	2017	2016
Adjusted EBITDA:
Radiology	$29,205	$26,443
Oncology	13,808	12,157
Interventional	1,055	1,255
Corporate / Other	(11,310)	(9,483)
Total	$32,758	$30,372

The leverage ratio calculations as of March 31, 2017 are shown below:

(dollars in thousands)	Consolidated
Total debt	$565,519
Less: Cash and cash equivalents	(21,472)
Net debt	$544,047
Last 12 months’ Adjusted EBITDA	133,854
Pro-forma acquisitions in the last 12 month period(1)	7,480
Last 12 months’ Consolidated Adjusted EBITDA	$141,334
Total leverage ratio	4.00	x
Net leverage ratio	3.85	x
(1)	Gives pro-forma effect to acquisitions occurring during the last twelve months, pursuant to the terms of the Credit Agreement.

Alliance HealthCare Services	News Release
Page 10 of 12	May 9, 2017

The reconciliation of loss per diluted share – GAAP to Adjusted Net income Per Share – non-GAAP is shown below:

	Quarter Ended March 31,
	2017	2016
Loss per diluted share – GAAP	$(0.06)	$(0.11)
Reconciling charges (benefits) to arrive at Adjusted Net Income Per Share – non-GAAP:
Severance and related costs, net of taxes	0.03	0.09
Restructuring charges, net of taxes	0.01	0.01
Transaction costs, net of taxes	0.01	0.02
Shareholder transaction costs, net of taxes	0.05	0.05
Deferred financing costs in connection with shareholder transaction, net of taxes	0.10	—
Legal matters expense, net, net of taxes	—	0.01
Changes in fair value of contingent consideration related to acquisitions, net of taxes	—	(0.03)
Other non-cash (benefits) charges, net, net of taxes	—	0.01
GAAP income tax rate compared to our historical income tax rate	0.03	(0.01)
Total reconciling charges	0.23	0.15
Adjusted Net Income Per Share – non-GAAP	$0.17	$0.04

The reconciliation from net income to Adjusted EBITDA for the 2017 guidance range is shown below (in millions):

	2017 Full Year
	Guidance Range
Net income	$1	$2
Income tax benefit	—	(2)
Interest expense, net; depreciation expense; amortization expense; share-based payment and other expenses; net income attributable to noncontrolling interest	134	140
Adjusted EBITDA	$135	$140

Alliance HealthCare Services	News Release
Page 11 of 12	May 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

	Quarter Ended March 31,
	2017	2016
MRI:
Average number of total systems	284.9	270.1
Average number of scan-based systems	215.9	218.6
Scans per system per day (scan-based systems)	9.21	9.07
Total number of scan-based MRI scans	132,218	133,234
Revenue per scan	$311.94	$312.00
Scan-based MRI revenue (in thousands)	$41,245	$41,568
Non-scan based MRI revenue (in thousands)	$8,210	$6,002
Total MRI revenue (in thousands)	$49,455	$47,570
PET/CT:
Average number of total systems	114.7	116.8
Average number of scan-based systems	108.1	107.9
Scans per system per day	5.58	5.50
Total number of PET/CT scans	35,264	34,597
Revenue per scan	$884.52	$881.32
Scan-based PET/CT revenue (in thousands)	$31,191	$30,490
Non-scan-based PET/CT revenue (in thousands)	$989	$1,176
Total PET/CT revenue (in thousands)	$32,180	$31,666
Oncology:
Linac treatments	31,024	22,833
Stereotactic radiosurgery patients	743	893
Total Oncology revenue (in thousands)	$30,033	$26,062
Interventional:
Visits	57,891	59,613
Total Interventional revenue (in thousands)	$11,652	$11,663
Revenue breakdown (in thousands):
MRI revenue	$49,455	$47,570
PET/CT revenue	32,180	31,666
Other radiology revenue	6,177	6,403
Radiology revenue	87,812	85,639
Oncology revenue	30,033	26,062
Interventional revenue	11,652	11,663
Corporate / Other	439	361
Total revenues	$129,936	$123,725

Alliance HealthCare Services	News Release
Page 12 of 12	May 9, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

RADIOLOGY AND ONCOLOGY DIVISION SAME-STORE VOLUME

The Company utilizes same-store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure, linear accelerator (“Linac”) treatment and stereotactic radiosurgery (“SRS”) case growth at its customers in a specified period on a year-over-year basis. Same-store volume growth is calculated by comparing the cumulative scan, treatment or case volume at all locations in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan, treatment or case volume totals is only those that received service from Alliance for the full quarter in each of the comparison periods. A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year quarter. Alliance measures each of its major radiology and oncology modalities (MRI, PET/CT, Linac and SRS) separately.

The Radiology Division same-store volume (decline) growth for the last four calendar quarters ended March 31, 2017 is as follows:

	Same-Store Volume
	MRI	PET/CT
2017
First quarter	(0.7)%	5.8%
2016
Fourth quarter	(1.2)%	5.8%
Third quarter	1.1%	5.3%
Second quarter	2.0%	5.8%

The Oncology Division same-store volume (decline) growth for the last four calendar quarters ended March 31, 2017 is as follows:

	Same-Store Volume
	Linac	SRS
2017
First quarter	(7.6)%	(11.8)%
2016
Fourth quarter	1.5%	(2.5)%
Third quarter	5.7%	(4.6)%
Second quarter	(1.1)%	(0.2)%